EXHIBIT 99.1

MBIA Inc. 113 King Street Armonk, NY 10504 www.mbia.com NEWS RELEASE

MBIA, Media: Willard Hill +1-914-765-3860

MBIA, Media: Elizabeth James +1-914-765-3889

MBIA, Investor Relations: Greg Diamond +1-914-765-3190

MBIA PROVIDES UPDATED INFORMATION ON 2007 FINANCIAL RESULTS

ARMONK, N.Y. – February 6, 2008 – MBIA Inc. (NYSE:MBI) said that in connection with the continuing review and finalizing of its financial results for its fourth quarter and full year 2007, it will decrease its previously announced fourth quarter pre-tax net loss on financial instruments at fair value (“mark-to-market”) by $110 million and increase its previously announced special addition to the unallocated loss reserve for prime, second-lien mortgage exposure by $100 million to $200 million. These changes will result in a $6.5 million decrease to the Company’s previously announced net loss for the year and three months ended December 31, 2007. The changes will also result in a $65 million decrease to the Company’s previously announced after-tax operating income for the year ended December 31, 2007 to $127.9 million and a $65 million increase to the Company’s previously announced after-tax operating loss for the three months ended December 31, 2007 to $472.8 million. Operating income, a non-GAAP measure, excludes the effects of non-cash net realized gains and losses, net gains and losses on financial instruments at fair value (with the exception of credit impairment) and foreign exchange.

On January 31, 2008, the Company established a special addition of $100 million to the unallocated loss reserve to reflect MBIA’s estimate of probable losses as a result of continuing adverse developments in the residential mortgage market related to prime, second-lien mortgage exposure, but which have not yet been specifically identified to individual policies. Following its January 31, 2008 earnings release for the fourth quarter and year ended December 31, 2007, the Company conducted a review of information for the month of December 2007 recently received from servicers who provide monthly reports on structured finance transactions. Upon completion of the review of the December 2007 information, the Company has determined to further increase the unallocated loss reserve for potential losses on the second-lien portfolio. Accordingly, the Company has added another $100 million to its unallocated loss reserve for prime, second-lien loss exposure, resulting in a total special addition of $200 million.

In addition, the Company stated that it will decrease it’s previously announced fourth quarter pre-tax mark-to-market net loss and foreign exchange by $110 million. This reduction stems from a $400 million of Money Market Committed Preferred Custodial Trust securities (“CPCT Securities”) facility created for the primary purpose of issuing CPCT Securities and investing the proceeds in high quality commercial paper or short-term U.S. Government obligations. This soft capital facility constitutes a financial instrument which is required to be fair valued (“mark-to-market”). Accordingly, the Company also said that it had a $110 million mark-to-market gain on this facility during fiscal 2007.

This release contains statements about future results that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements are not guarantees of future performance. There are a variety of factors, many of which are beyond MBIA’s control, which affect the operations, performance, business strategy and results and could cause its actual results to differ materially from the expectations and objectives expressed in any forward-looking statements. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements which speak only as of the date they are made. MBIA does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made. The reader should, however, consult any further disclosures MBIA may make in its future filings of its reports on Form 10-K, Form 10-Q and Form 8-K.

MBIA Inc., through its subsidiaries, is a leading financial guarantor and provider of specialized financial services. MBIA’s innovative and cost-effective products and services meet the credit enhancement, financial and investment needs of its public and private sector clients, domestically and internationally. MBIA Inc.’s principal operating subsidiary, MBIA Insurance Corporation, has the following financial strength ratings: Triple-A from

Fitch Ratings with ratings on Rating Watch Negative; Triple-A on CreditWatch with negative implications from Standard & Poor’s Ratings Services; and Triple-A on review for possible downgrade from Moody’s Investors Service. Please visit MBIA’s Web site at www.mbia.com.